EXHIBIT 10.26
                          Top Source Technologies, Inc.
                               7108 Fairway Drive
                                    Suite 200
                          Palm Beach Gardens, FL 33418


                                             Effective as of June 1, 1997

Mr. Stuart Landow
Top Source Technologies, Inc.
450 Park Avenue, Suite 2100
New York, NY 10022-2660

                  Re:      Employment Agreement

Dear Mr. Landow:

                  We refer to the Employment Agreement dated as of August 18, 1993, as amended by the letter agreement dated November 30, 1993 (as so amended, the "Employment Agreement") between you and Top Source Technologies, Inc. (the "Company").

                  Section 3 of the Employment Agreement provides that the initial five year term of the Employment Agreement shall continue in effect until August 18, 1998, unless earlier terminated pursuant to the Employment Agreement, "provided, however, that the term of [the Employment Agreement] shall automatically be extended without further action of either party for additional one year periods unless written notice of either party's intention not to extend shall have been provided to the other party ...
no later than one year prior to the end of the then effective term".

                  Section 6 of the Employment Agreement provides, inter alia, that upon your resignation from employment with the Company for "Good Reason" you shall be entitled to certain benefits. "Good Reason" is defined to include "any action by the Company which results in a material diminution in [your] position, authority, duties or responsibilities as set forth in [the Employment] Agreement".

                  As you know, the Company's Board of Directors has determined that it would best serve stockholder interests to augment top management by retaining the services of an additional executive, as chief executive officer (the "New Executive"), to work with you in executing the Company's business plan. Indeed, as you know, in recent days the Company and Mr. William Willis, Jr. have agreed on the principal terms under which Mr. Willis has assumed the position of chief executive officer of the Company. The Company acknowledges that the retention of Mr. Willis as the New Executive has triggered your right to resign from employment with the Company for Good Reason.

                  The Company believes that it would be in the best interests of the Company and its stockholders for you to continue your employment with the Company for some period of time after the Company retains the New Executive, without requiring you to waive any rights that you may have under the Employment Agreement. This would enable you and the Company to evaluate your relationship with the New Executive and the Company and determine whether you will continue your employment with the Company on a longer-term basis, and if so on what terms.

                  Accordingly, it has been agreed that Section 3 of the Employment Agreement will be amended by extending the initial term so that it expires on June 1, 1999 (rather than August 18, 1998), unless earlier terminated pursuant to the Employment Agreement, and we have agreed that (i) during the period from the date of this letter through June 1, 1998, you and the Company shall negotiate in good faith in an effort to reach agreement on the terms and conditions of a new employment agreement taking into account your duties and responsibilities (although it is understood and acknowledged that neither you nor the Company shall be under any legal obligation to enter into such an agreement), and (ii) you will be able to exercise your right to terminate the Employment Agreement for "Good Reason" based on the Company retaining the New Executive (and any such termination shall not be treated as a breach of your obligation under clause (i) of this sentence) only during the period commencing on July 1, 1997 and ending on July 1, 1998; provided, however, that no matter what date during such period you elect to exercise such right to terminate the Employment Agreement for "Good Reason" based on the Company retaining the New
Executive, the payments that you will be entitled to receive under the Employment Agreement will be calculated as if such termination had taken place on July 1, 1997, except that your previously granted options on Company stock will continue to be exercisable for one year from your actual date of termination in accordance with the terms of the grant agreements covering such options.

                  The foregoing is without prejudice to any other rights of either party to the Employment Agreement, including either party's rights to take any actions to which they may be entitled upon a breach of the Employment Agreement by the other party.

                  To indicate your agreement with and acceptance of this amendment to the Employment Agreement, please evidence such agreement by executing the acknowledgment below and returning it to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, Fax: (212) 310-8007, Attention:
Dennis J. Block.

                  Except as specifically amended above, the Employment Agreement shall remain in full force and effect.

     This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.
                                            TOP SOURCE TECHNOLOGIES, INC.



                                            By:__________________________
                                            Name:
                                            Title:


Acknowledged and Agreed:



------------------------
         Stuart Landow